Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Sound Worldwide Holdings, Inc.:

We consent to the use of our reports dated June 19, 2008, with respect to the consolidated balance sheet of Sound Worldwide Holdings, Inc. and its subsidiaries ("the Company") as of March 31, 2008, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended March 31, 2008, which are incorporated herein by reference.

Dominic K.F. Chan & Co.
HONG KONG
February 9, 2008